Exhibit 10.61
GE Healthcare Financial Services
Life Science Finance
1901 Main Street, 7th Floor
Irvine, CA 92614
949-477-1518 / FAX: 866-288-7998
November 18, 2005
CONFIDENTIAL LOAN PROPOSAL FOR

Cytokinetics, Inc.

Submitted By: Todd Cortell

Cytokinetics, Inc.

Term Sheet

Transaction:	Loan

Borrower:	Cytokinetics, Inc.

Guarantor:	None

Lender:	General Electric Capital Corporation its affiliates or its assignee (“GE Capital”)

Loan Amount:	$2,772,262

Equipment (Collateral):	All “collateral” described in the Master Security Agreement between the parties dated February 2, 2001, as amended January 1, 2005 (the “MSA”), in accordance with the concentration requirements set forth in the Equipment Concentration Rider dated September 13, 2005. All such Equipment must be acceptable to GE Capital and located at Company owned or leased facilities within the continental United States.

Additional Consideration:	Borrower shall provide Lender with a security deposit in the amount of fifty percent (50.0%) of the Loan Amount (required at the time of funding a Schedule). The security deposit will bear no interest. Lender shall reduce the security deposit to fifty percent (50.0%) of the outstanding principal balance semi-annually on January 1st and July 1st until the loan expires.

Loan Payments:	60 payments of Principal and Interest @ $51,683.33 per month. Payment Factor of 1.864302% based upon an Interest Rate of 4.50%.

Loan Term & Interval:	60 Months, Arrears

Anticipated Funding Period:	Through December 31, 2006.

Financial Covenants:	None

Negative Covenants:	None

Stock Warrants:	None

Funding Frequency:	Equipment that is financed within 90 days of the invoice date is considered new. Equipment that is older than 90 days will be financed based on the standard LSTF Depreciation Guidelines per the table below:

	Days from Invoice Date to Funding Date
	0-120 days	120-150	Increment per 30 day period
Lab & Scientific	0	10%	2.50%
Computers, Furniture & Fixtures	0	12%	3%

CONFIDENTIAL GE Capital Corporation Life Science Finance	2	11/18/05

Cytokinetics, Inc.

GENERAL TERMS AND CONDITIONS
Our proposal contains the following provisions and the Loan Payments we propose are specifically based upon these provisions and our assumptions.
1.	MAINTENANCE AND INSURANCE: All maintenance and insurance (fire and theft, extended coverage and liability) are the responsibility of the Company. Company will be responsible for maintaining in force, all risk damage, and liability insurance in amounts and coverages satisfactory to GE Capital.

2.	DOCUMENTATION: GE Capital’s current standard loan documentation for this type of collateralized loan will be used.

3.	INDEXING: The following rates are based upon various economic assumptions, including the maintenance of the five (5) year Treasury Constant Maturities rate, currently 3.32% (as published in the Federal Reserve Statistical Release Report H.15). Should the rate increase or decrease prior to any schedule commencement, the lease rates for those schedules shall increase or decrease by an equal amount.

4.	TRANSACTION COSTS: By execution and return of this proposal letter, the Company will be responsible for (i) all of its closing costs, (ii) all out of pocket fees and expenses incurred by GE Capital in connection with the Financing under consideration including, without limitation, actual out-of-pocket expenses associated with engagement of outside counsel, UCC searches and filings costs, inspection and appraisal fees and similar costs, and (iii) the Company waives any right to a jury trial in any action or proceeding brought against GE Capital. The Company will indemnify and hold harmless GE Capital and its affiliates, officers, directors, employees and agents (each, an “Indemnified Person”) against all claims, costs, damages, liabilities and expenses (each, a “Claim”) that may be incurred by or asserted against any of them in connection with this Term Sheet and proposal or the matters contemplated herein, except to the extent arising from the negligence, gross negligence, willful misconduct or failure to comply with applicable law by any Indemnified Person. The foregoing indemnification obligation is subject to the following: GE Capital will promptly notify the Company in writing of any Claim in respect of which any Indemnified Person intends to claim such indemnification. GE Capital will permit, and will cause each Indemnified Person seeking indemnification hereunder to permit, the Company at its discretion to settle any such Claim, and GE Capital agrees, on its own behalf and on behalf of each Indemnified Person, to the complete control of such defense or settlement by the Company. Notwithstanding the foregoing, the Company will not enter into any settlement that would adversely affect such Indemnified Person’s rights hereunder or impose any obligations on such Indemnified Person in addition to those set forth herein in order for it to exercise such rights without such Indemnified Person’s prior written consent, which will not be unreasonably withheld or delayed. No such action, claim or other matter will be settled without the prior written consent of the Company, which will not be unreasonably withheld or delayed. Such Indemnified Person will cooperate fully with the Company and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Section. The Indemnified Person will have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense. The Company will not be responsible for any attorneys’ fees or other costs incurred other than as provided herein.

CONFIDENTIAL GE Capital Corporation Life Science Finance	3	11/18/05

Cytokinetics, Inc.

5.	ELECTRONIC PAYMENT SYSTEM: GE Capital’s standard payment collection method is through an electronic payment system. An enrollment form will be provided with Loan documentation.

6.	CONFIDENTIALITY: This proposal letter is being provided to the Company on a confidential basis. Except as required by law, this proposal nor its contents, nor any communications or information shared between the parties, may be disclosed, except to individuals who are the each party’s respective officers, employees or advisors who have a need to know of such matters and then only on the condition that such matters remain confidential. In addition, none of such persons shall, except as required by law, use the name of, or refer to the other party, in any correspondence, discussions, advertisement, press release or disclosure made in connection with the transaction contemplated herein without the prior written consent of such other party.

7.	EXPIRATION: This proposal shall expire on January 31, 2006, if GE Capital has not received your acceptance hereof by such date.

CONFIDENTIAL GE Capital Corporation Life Science Finance	4	11/18/05

Cytokinetics, Inc.

     This proposal expresses GE Capital’s willingness to seek internal approval for the transaction contemplated herein. By signing and returning this letter both parties acknowledge that: The above proposed terms and conditions do not constitute a commitment by GE Capital, (ii) GE Capital’s senior management may seek changes to the above terms and conditions, and (iii) GE Capital may decline further consideration of this transaction at any point in the approval process. GE Capital’s agreement to fund the proposed transaction remains subject to and would be preceded by completion of a legal and business due diligence, as well as collateral and credit review and analysis, all with results satisfactory to GE Capital and the closing of and initial funding under such transaction would be conditioned upon the prior execution and delivery of final legal documentation and all conditions precedent acceptable to GE Capital and its counsel and no Material Adverse Change as defined in Amendment NO.1 to the MSA dated January 1, 2005. For transactions that contemplate more that one funding, GE Capital’s obligation to make each such subsequent funding would be subject to confirmation that no Material Adverse Change has occurred.
PROPOSAL ACCEPTED BY:
Cytokinetics, Inc.

Name:	/s/ Sharon Surrey-Barbari

Title:	SVP Finance: CFO

Date:	1 • 18 • 06

Federal Tax ID#:	94-3291317

Email:	sbarbari@cytokinetics.com

Approved
Legal
MW
1/18/06

CONFIDENTIAL GE Capital Corporation Life Science Finance	5	11/18/05